Exhibit 7.43

WICKES INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of November     , 2003 by and among Wickes Inc., a Delaware corporation (the “Company”), Imagine Investments, Inc. (“Imagine”) and the persons and entities listed on Exhibit A attached hereto (each a “Stockholder,” and collectively and together with Imagine, the “Voting Parties”).

WHEREAS, Imagine or one of the Stockholders proposes to make a loan of up to $10.5 million (the “Loan”) to the Company (the “Financing”);

WHEREAS, as part of the Financing, the Loan will be convertible into shares of Common Stock of the Company (“Common Stock”), or alternatively, the lending party will receive a warrant to purchase shares of Common Stock of the Company (the “Warrant”);

WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate”) must be amended to increase the number of authorized shares of Common Stock so that enough shares are available upon any conversion of the Loan or exercise of the warrant, as the case may be; and

WHEREAS, as a condition to the Financing, the parties have agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Shares. During the term of this Agreement, the Voting Parties each agrees to vote all shares of the Company’s voting securities now or hereafter “held” (as defined below) by such party (the “Shares”) in accordance with the provisions of this Agreement. The term of this Agreement shall commence on the date hereof and shall terminate on December 31, 2003 unless the Loan has then been consummated, in which event the term shall be extended to June 30, 2004 (the “Term”).

2. Approval of Share Increase

(a) Voting. During the Term of this Agreement, each Voting Party agrees to vote all Shares in such manner as may be necessary to consent to the amendment of the Certificate to increase the number of authorized shares of Common Stock to a total of 50,000,000 authorized common shares, at the duly called special meeting of stockholders called for such purpose or at the next annual stockholders’ meeting, as the case may be.

3. Miscellaneous

(a) Certain Definitions. Shares “held” by a Voting Party shall mean any Shares directly or indirectly owned (of record or beneficially) by such Voting Party or as to which such

Voting Party has voting power. A “majority-in-interest” of the Voting Parties shall mean the holders of a majority of the Common Stock (determined on an as-converted basis) then held by the Voting Parties.

(b) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, e-mailed, mailed, or delivered to each party as follows: (i) if to a Voting Party, at such Voting Party’s address, facsimile number or e-mail address set forth in this Agreement, or at such other address, facsimile number or e-mail address as such Voting Party shall have furnished the Company and the other Voting Parties in writing, or (ii) if to the Company, at 706 North Deerpath Drive, Vernon Hills, Illinois, Attn: Chief Financial Officer, or at such other address as the Company shall have furnished to the Voting Parties in writing, with a copy to William Holzman, Schwartz, Cooper, Greenberger & Krauss, 180 N. LaSalle St., Suite 2700, Chicago, Illinois 60615. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or e-mail (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four business days after being deposited in the U.S. mail, first class with postage prepaid, but only for the purposes of this Agreement. With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, each Voting Party agrees that such notice may be given by facsimile or by electronic mail.

(c) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement with respect to the Shares so transferred and agrees to be bound by all the provisions hereof with respect to the Shares so transferred, as if such person was a Voting Party hereunder; provided, however, such execution and agreement shall not be required to bind such person to this Agreement.

(d) Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

(e) Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and so all such other acts and things as may be necessary to more fully effectuate this Agreement.

(f) Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof by any warranties, representations or covenants except as specifically set forth herein.

(g) No Grant of Proxy. This Agreement does not grant any proxy and should not be interpreted as doing so. Nevertheless, should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

(h) Not a Voting Trust. This Agreement is not a voting trust governed by Section 218 of the Delaware General Corporation Law and should not be interpreted as such.

(i) Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(j) Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and a majority-in-interest of the Voting Parties. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Voting Party that has entered into this Voting Agreement. Each Voting Party acknowledges that by the operation of this paragraph, the holders of a majority of the Shares held by the Voting Parties will have the right and power to diminish or eliminate all rights of such Voting Party under this Agreement.

(k) No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and will not constitute a waiver of either party’s right to assert any other legal remedy available to it.

(l) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(m) Counterparts. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of signed signature pages will be deemed binding originals.

(n) Addresses. Notices to the Voting Parties shall be sent to the addresses set forth below:

If to Imagine:	Imagine Investments, Inc. 8150 North Central Expressway, Suite 1901 Dallas, Texas 75206 Attn: Mr. Harry Carneal Facsimile No. 214-365-6905

With copy to:

Michael M. Fleishman, Esq. Greenebaum Doll & McDonald PLLC 3500 National City Tower Louisville, Kentucky 40202 Facsimile No. 502-587-3695

If to Robert T. Shaw:	9100 Havensight, Suite 15 Port of Sale St. Thomas, United States Virgin Islands 00802 Facsimile No. 340-715-5293

With copy to:

Michael M. Fleishman Greenebaum Doll & McDonald PLLC 3500 National City Tower Louisville, Kentucky 40202 Facsimile No. 502-587-3695

The parties have executed this Voting Agreement as of the date first above written.

WICKES INC., a Delaware corporation

/s/ JAMES A. HOPWOOD

Signature of Authorized Signatory

/s/ JAMES A. HOPWOOD, SVP

Name and Title of Authorized Signatory

IMAGINE INVESTMENTS, INC., a Delaware corporation

/s/ ROBERT T. SHAW

Signature of Authorized Signatory

Name and Title of Authorized Signatory

STOCKHOLDERS/OTHER VOTING PARTIES:

/s/ ROBERT T. SHAW

Robert T. Shaw